As filed with the Securities and Exchange Commission on June 17, 2011
Registration No.  333-137499

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CARBO CERAMICS INC.
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	72-1100013 (I.R.S. Employer Identification No.)

575 North Dairy Ashford, Suite 300
Houston, Texas 77079
(Address of Principal Executive Offices)  (Zip Code)

CARBO CERAMICS INC.
DIRECTOR DEFERRED FEE PLAN
(Full Title of the Plan)

R. Sean Elliott
Vice President and General Counsel
575 North Dairy Ashford, Suite 300
Houston, Texas 77079
(Name and Address of Agent for Service)

(281) 921-6400
(Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Mary E. Alcock, Esq. Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, New York 10006

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer Non-accelerated filer	☒ ☐	Accelerated filer Smaller reporting company	☐ ☐

On September 21, 2006, CARBO Ceramics Inc. (the “Registrant”) filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-8 (Registration Statement No. 333-137499) (the “Form S-8”) registering a total of 100,000 shares of the Registrant’s common stock, par value $0.01 (the “Common Shares”), together with Preferred Share Purchase Rights that initially traded together with the Common Shares, to be issued under the Registrant’s Director Deferred Fee Plan (the “Plan”).

The Plan permitted the Registrant’s non-employee directors to defer their annual cash compensation otherwise payable in a given fiscal year and to receive such fees instead in the form of Common Shares on the later of a date certain chosen by the director or the cessation of the director’s service on the Registrant’s board of directors.  In January 2010, the Plan was discontinued, and remaining account balances under the Plan were distributed in January 2011.

As a result, the Registrant has ceased to offer Common Shares under the Plan pursuant to the Form S-8.  As of the date hereof, the Registrant estimates that approximately 88,467 of the Common Shares registered in connection with the Plan remain unoffered.  This Post-Effective Amendment No. 1 to Registration Statement on Form S-8 No. 333-137499 is being filed in order to deregister all Common Shares registered under the Form S-8 remaining unoffered under the Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 (the “Securities Act”), the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on June 17, 2011.

CARBO CERAMICS INC.
By:	/s/ Ernesto Bautista III
Ernesto Bautista III
Vice President and Chief Financial Officer
Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 No. 333-137499 has been signed by the following persons in the capacities indicated on the 17th day of June, 2011.

Signature	Title

/s/ Gary A. Kolstad	President, Chief Executive Officer, and Director (Principal Executive Officer)
(Gary A. Kolstad) /s Ernesto Bautista III	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
(Ernesto Bautista III) *	Chairman of the Board of Directors
(William C. Morris) *	Director
(H.E. Lentz, Jr.) *	Director
(Robert S. Rubin)

*By:	/s/ Gary A. Kolstad
(Gary A. Kolstad, Attorney-in-Fact)

EXHIBIT INDEX

Exhibit No.	Description	Method of Filing
24.1	Power of Attorney
Filed as Exhibit 24.1 to the Registrant’s Registration Statement on Form S-8 filed by the Registrant with the Commission on September 21, 2006 (Registration Statement No. 333-137499) and incorporated herein by reference.